February 2026

Pricing Supplement

Dated February 13, 2026

Registration Statement No. 333-283672

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated February 6, 2025

and Product Supplement dated February 6, 2025)

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (Trigger PLUSSM) due September 3, 2027

$3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF

Principal at Risk Securities

The Dual Directional Trigger Performance Leveraged Upside SecuritiesSM (the “Trigger PLUS”) offer leveraged exposure to the positive performance of the shares of the VanEck® Gold Miners ETF (the “underlying fund”) and inverse exposure for a limited range of negative performance of the underlying fund. The amount that investors receive at maturity for each Trigger PLUS, will be based on the direction and percentage change in the price of the underlying fund from the pricing date to the valuation date (the “underlying return”). At maturity, if the underlying fund has increased, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying fund, subject to the maximum upside payment at maturity. At maturity, if the underlying fund has decreased and the final price is equal to or greater than the trigger price, the investor will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the underlying return (the “absolute underlying return”), which will be limited to a positive 20.00% return. However, if the underlying fund has decreased and the final price is less than the trigger price, investors will lose a percentage of the stated principal amount equal to the underlying return and, in extreme situations, could lose all of their initial investment. The Trigger PLUS are for investors who are willing to risk their principal and forgo current income and upside above the maximum upside payment at maturity in exchange for the upside leverage and absolute return features that, in each case, apply to a limited range of performance of the underlying fund. Accordingly, the Trigger PLUS do not guarantee any return of principal at maturity and you could lose a significant portion or all of your investment in the Trigger PLUS. The Trigger PLUS are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”), and all payments on the Trigger PLUS are subject to the credit risk of UBS. If UBS were to default on its obligations you may not receive any amounts owed to you under the Trigger PLUS and you could lose all of your initial investment.

SUMMARY TERMS
Issuer:		UBS AG London Branch (“UBS”)
Underlying fund:		Shares of the VanEck® Gold Miners ETF (Bloomberg Ticker: “GDX”)
Aggregate principal amount:		$3,390,000
Stated principal amount:		$1,000.00 per Trigger PLUS
Issue price:		$1,000.00 per Trigger PLUS (see “Commissions and issue price” below)
Denominations:		$1,000.00 per Trigger PLUS and integral multiples thereof
Interest:		None
Pricing date:		February 13, 2026
Original issue date:

February 19, 2026 (3 business days after the pricing date), subject to postponement in the event of a market disruption event as described in the accompanying product supplement. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Trigger PLUS on any date prior to one business day before delivery will be required, by virtue of the fact that the Trigger PLUS will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:		August 31, 2027 (approximately 18 months after the pricing date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.
Maturity date:		September 3, 2027 (3 business days after the valuation date), subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity:

￭ If the underlying return is positive:

The lesser of (a) $1,000.00 + Leveraged Upside Payment and (b) Maximum Upside Payment at Maturity

In this scenario, in no event will the payment at maturity exceed the maximum upside payment at maturity.

￭ If the underlying return is zero or negative and the final price is equal to or greater than the trigger price:

$1,000.00 + ($1,000.00 × Absolute Underlying Return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying fund. In no event will your return in this scenario exceed $1,200.00.

￭ If the underlying return is negative and the final price is less than the trigger price:

$1,000.00 + ($1,000.00 × Underlying Return)

Accordingly, if the underlying return is negative and the final price is less than the trigger price, you will lose a percentage of your stated principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

Underlying return:		The quotient, expressed as a percentage, of (i) the final price minus the initial price, divided by (ii) the initial price. Expressed as a formula: (Final Price − Initial Price) / Initial Price
Absolute underlying return:		The absolute value of the underlying return. For example, a -5% underlying return will result in a +5% absolute underlying return.
Leveraged upside payment:		$1,000.00 × Leverage Factor × Underlying Return
Maximum upside gain:		46.00%
Initial price*:		$103.94, which is the closing price of the underlying fund on the pricing date, as determined by the calculation agent
Final price*:		The closing price of the underlying fund on the valuation date, as determined by the calculation agent
Leverage factor:		2.0
Maximum upside payment at maturity:		$1,460.00 per Trigger PLUS, which is equal to $1,000.00 + ($1,000.00 × Maximum Upside Gain)
Trigger price*:		$83.15, which is equal to 80% of the initial price, as determined by the calculation agent
CUSIP / ISIN:		90310BR52 / US90310BR527
Listing:		The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Agent:		UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Trigger PLUS:	100.00%	2.00%(a)	97.50%
+0.50%(b)
2.50%
Total:	$3,390,000.00	$84,750.00	$3,305,250.00

* As may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

(1)UBS Securities LLC has agreed to purchase from UBS AG the Trigger PLUS at the price to public less a fee of $25.00 per $1,000.00 stated principal amount of Trigger PLUS. UBS Securities LLC has agreed to resell all of the Trigger PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a) a fixed sales commission of $20.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells and

(b) a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells,

each payable to Morgan Stanley Wealth Management. See “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the Trigger PLUS as of the pricing date is $970.10. The estimated initial value of the Trigger PLUS was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 13 herein.

Notice to investors: the Trigger PLUS are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the full stated principal amount of the Trigger PLUS at maturity, and the Trigger PLUS will have the same downside market risk as that of the underlying fund. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Trigger PLUS if you do not understand or are not comfortable with the significant risks involved in investing in the Trigger PLUS.

You should carefully consider the risks described under “Risk Factors” beginning on page 10 herein and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Trigger PLUS. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Trigger PLUS.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Trigger PLUS or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Product supplement dated February 6, 2025	Prospectus dated February 6, 2025

Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

Additional Information About UBS and the Trigger PLUS

UBS has filed a registration statement (including a prospectus as supplemented by a product supplement for various securities we may offer, including the Trigger PLUS) with the Securities and Exchange Commission (the “SEC”) for the offering to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

￭	Prospectus dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000119312525021845/d936490d424b3.htm
￭	Product Supplement dated February 6, 2025: http://www.sec.gov/Archives/edgar/data/1114446/000183988225007685/ubs_424b2-03670.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “Trigger PLUS” refers to the Dual Directional Trigger Performance Leveraged Upside Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants”, dated February 6, 2025 and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated February 6, 2025.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Trigger PLUS in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Trigger PLUS prior to their issuance. In the event of any changes to the terms of the Trigger PLUS, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and finally, the accompanying prospectus.

“Performance Leveraged Upside SecuritiesSM” and “Trigger PLUSSM” are service marks of Morgan Stanley.

February 2026	Page 2

Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

Investment Overview

Dual Directional Trigger Performance Leveraged Upside Securities

The Dual Directional Trigger PLUS Based on the Performance of the shares of the VanEck® Gold Miners ETF due September 3, 2027 can be used:

￭As an alternative to direct exposure to the underlying fund that enhances the return for a certain range of positive performance of the underlying fund; however, by investing in the Trigger PLUS, you will not be entitled to receive any dividends paid with respect to the underlying fund or the stocks and other assets comprising the underlying fund (the “underlying constituents”) or any interest payments, and your return from any increase of the underlying fund will not exceed the maximum upside payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the underlying fund beyond a price that, when multiplied by the leverage factor, exceeds the maximum upside gain is appropriate for you.

￭To enhance returns and potentially outperform the underlying fund in a moderately bullish scenario.

￭To achieve similar levels of upside exposure to the underlying fund as that of a hypothetical direct investment while using fewer dollars by taking advantage of the leverage factor.

￭To provide an unleveraged positive return for a limited range of negative performance of the underlying fund.

￭To provide a return equal to the absolute underlying return in the event that the underlying return is negative and the final price is equal to or greater than the trigger price.

Maturity:	Approximately 18 months
Leverage factor:	2.0
Trigger price:	$83.15, which is equal to 80% of the initial price
Maximum upside payment at maturity:	$1,460.00 per Trigger PLUS, which is equal to $1,000.00 + ($1,000.00 × Maximum Upside Gain)
Maximum upside gain:	46.00%
Interest:	None
Minimum payment at maturity:	None. Investors may lose all of their initial investment in the Trigger PLUS.
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network.

February 2026	Page 3

Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

Key Investment Rationale

Investors can use the Trigger PLUS to (i) leverage returns from any positive performance of the underlying fund by a factor of 2.0, up to the maximum upside gain and (ii) earn an unleveraged positive return for a limited range of negative performance of the underlying fund and obtain contingent protection against a loss of the stated principal amount in the event that the underlying return is zero or negative and the final price is equal to or greater than the trigger price. At maturity, investors will receive an amount in cash based upon the underlying return. Investors may lose all of their initial investment in the Trigger PLUS.

Investors will not be entitled to receive any dividends paid with respect to the underlying fund or the underlying constituents and the Trigger PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Upside Scenario

If the underlying return is positive, at maturity, the Trigger PLUS redeem for the lesser of (a) the stated principal amount of $1,000.00 plus the leveraged upside payment and (b) the maximum upside payment at maturity.

Absolute Underlying Return Scenario

If the underlying return is zero or negative and the final price is equal to or greater than the trigger price, at maturity, you will receive a 1% positive return for each 1% negative return of the underlying fund. For example, if the underlying return is -5%, the Trigger PLUS will provide a total positive return of 5% at maturity. Due to the trigger price, the maximum return you may receive in this scenario is limited to $1,200.00.

Downside Scenario

If the underlying return is negative and the final price is less than the trigger price, at maturity you will receive less than the stated principal amount, if anything, resulting in a percentage loss of your initial investment equal to the underlying return. For example, if the underlying return is −50%, each Trigger PLUS will redeem for $500.00, or 50% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS and, accordingly, you could lose a significant portion and, in extreme situations, all of your initial investment.

February 2026	Page 4

Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

Investor Suitability

The Trigger PLUS may be suitable for you if:

■You fully understand the risks of an investment in the Trigger PLUS, including the risk of loss of all of your initial investment.

■You can tolerate a loss of a significant portion or all of your investment and are willing to make an investment that may have the same downside market risk as a hypothetical investment in the underlying fund.

■You believe that the final price of the underlying fund will be equal to or greater than the trigger price and, if the final price is less than the trigger price, you can tolerate receiving a payment at maturity that will be significantly less than the stated principal amount and may be zero.

■You believe that the price of the underlying fund will increase over the term of the Trigger PLUS, and that the percentage of increase, when multiplied by the leverage factor, is unlikely to exceed the maximum upside gain indicated on the cover hereof, or that the price of the underlying fund will decline over the term of the Trigger PLUS and that the final price will be equal to or greater than the trigger price.

■You understand and accept that your potential return on any increase of the underlying fund is limited to the maximum upside gain and you are willing to invest in the Trigger PLUS based on the maximum upside gain and maximum upside payment at maturity indicated on the cover hereof.

■You understand and accept that the leverage factor does not apply to the absolute return feature and that your potential positive return from the absolute return feature is limited by the trigger price.

■You can tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying fund.

■You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying fund.

■You are willing and able to hold the Trigger PLUS to maturity, a term of approximately 18 months, and accept that there may be little or no secondary market for the Trigger PLUS.

■You understand and are willing to accept the risks associated with the underlying fund.

■You are willing to assume the credit risk of UBS for all payments under the Trigger PLUS, and understand that if UBS defaults on its obligations you may not receive any amounts due to you, including any repayment of principal.

■You understand that the estimated initial value of the Trigger PLUS determined by our internal pricing models is lower than the issue price.

The Trigger PLUS may not be suitable for you if:

■You do not fully understand the risks of an investment in the Trigger PLUS, including the risk of loss of all of your initial investment.

■You require an investment designed to provide a full return of principal at maturity.

■You are not willing to make an investment that may have the same downside market risk as a hypothetical investment in the underlying fund.

■You believe that the final price will be less than the trigger price or you cannot tolerate receiving a payment at maturity that may be less than the stated principal amount and may be zero.

■You believe that the price of the underlying fund will increase during the term of the Trigger PLUS and that the percentage of increase, when multiplied by the leverage factor, is likely to exceed the maximum upside gain indicated on the cover hereof.

■You seek an investment that has an unlimited return potential or you are unwilling to invest in the Trigger PLUS based on the maximum upside gain and maximum upside payment at maturity indicated on the cover hereof.

■You do not understand or are unwilling to accept that the leverage factor does not apply to the absolute return feature or that your potential positive return from the absolute return feature is limited by the trigger price.

■You cannot tolerate fluctuations in the price of the Trigger PLUS prior to maturity that may be similar to or exceed the downside fluctuations in the price of the underlying fund.

■You seek current income from your investment or prefer to receive the dividends paid on the underlying fund.

■You are unable or unwilling to hold the Trigger PLUS to maturity, a term of approximately 18 months, or seek an investment for which there will be an active secondary market.

■You do not understand or are unwilling to accept the risks associated with the underlying fund.

■You are not willing to assume the credit risk of UBS for all payments under the Trigger PLUS, including any repayment of principal.

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Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

How the Dual Directional Trigger PLUS Work

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your Trigger PLUS are indicated on the cover hereof):

Investors will not be entitled to receive any dividends paid with respect to the underlying fund or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.

Stated Principal Amount:	$1,000.00 per Trigger PLUS
Leverage Factor:	2.0
Hypothetical Initial Price:	$100.00
Hypothetical Trigger Price:	$80.00, which is 80% of the hypothetical initial price
Maximum Upside Payment at Maturity:	$1,460.00 per Trigger PLUS
Maximum Upside Gain:	46.00%
Minimum Payment at Maturity:	None

EXAMPLE 1: The underlying fund appreciates over the term of the Trigger PLUS, and investors receive the stated principal amount plus the leveraged upside payment.

Final price	$105.00
Underlying Return	($105.00− $100.00) / $100.00 = 5.00%
Payment at Maturity	= lesser of (a) $1,000.00 + Leveraged Upside Payment and (b) Maximum Upside Payment at Maturity
= lesser of (a) $1,000.00 + ($1,000.00 × Leverage Factor × Underlying Return) and (b) $1,000.00 + ($1,000.00 × Maximum Upside Gain)
= lesser of (a) $1,000.00 + ($1,000.00 × 2.0 × 5.00%) and (b) $1,000.00 + ($1,000.00 × 46.00%)
= lesser of (a) $1,100.00 and (b) $1,460.00
= $1,100.00 (Payment at Maturity)

In Example 1, the final price is greater than the initial price and the underlying return is 5.00%. Therefore, at maturity, investors receive the stated principal amount plus a return equal to 2.0 times the underlying return, resulting in a payment at maturity of $1,100.00 per Trigger PLUS (a total return of 10.00%).

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Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

EXAMPLE 2: The underlying fund appreciates over the term of the Trigger PLUS, and investors receive the maximum upside payment at maturity.

Final price	$130.00
Underlying Return	($130.00 − $100.00) / $100.00 = 30.00%
Payment at Maturity	= lesser of (a) $1,000.00 + Leveraged Upside Payment and (b) Maximum Upside Payment at Maturity
= lesser of (a) $1,000.00 + ($1,000.00 × Leverage Factor × Underlying Return) and (b) $1,000.00 + ($1,000.00 × Maximum Upside Gain)
= lesser of (a) $1,000.00 + ($1,000.00 × 2.0 × 30.00%) and (b) $1,000.00 + ($1,000.00 × 46.00%)
= lesser of (a) $1,600.00 and (b) $1,460.00
= $1,460.00 (Payment at Maturity)

In Example 2, the final price is greater than the initial price and the underlying return is 30.00%. Because the underlying return, when multiplied by the leverage factor of 2.0 is greater than the maximum upside gain, investors receive the maximum upside payment at maturity, resulting in a payment at maturity of $1,460.00 per Trigger PLUS (a total return of 46.00%).

EXAMPLE 3: The underlying fund declines over the term of the Trigger PLUS, and investors receive the stated principal amount plus a return equal to the absolute underlying return.

Final price	$95.00
Underlying Return	($95.00− $100.00) / $100.00= −5.00%
Payment at Maturity	= $1,000.00 + ($1,000.00 × Absolute Underlying Return)
= $1,000.00 + ($1,000.00 × |-5.00%|)
= $1,050.00 (Payment at Maturity)

In Example 3, the final price is less than the initial price and equal to or greater than the trigger price. Accordingly, investors receive the stated principal amount at maturity plus an unleveraged positive return equal to the absolute value of the underlying return, resulting in a payment at maturity of $1,050.00 per Trigger PLUS (a total return of 5.00%).

EXAMPLE 4: The underlying fund declines over the term of the Trigger PLUS, and investors receive less than the stated principal amount at maturity.

Final price	$40.00
Underlying Return	($40.00 − $100.00) / $100.00 = −60.00%
Payment at Maturity	= $1,000.00 + ($1,000.00 × Underlying Return)
= $1,000.00 + ($1,000.00 × −60.00%)
= $1,000.00 − $600.00
= $400.00 (Payment at Maturity)

In Example 4, the final price is less than the trigger price and the underlying return is -60%. Because the final price is less than the trigger price, investors are exposed to the decline in the price of the underlying fund, resulting in a payment at maturity of $400.00 per Trigger PLUS (a loss of 60.00%).

If the final price is less than the trigger price, you will lose a percentage of the stated principal amount equal to the underlying return and, in extreme situations, could lose all of your initial investment.

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Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

How it works

￭Upside Scenario. If the underlying return is positive, investors will receive the lesser of (a) the stated principal amount of $1,000.00 plus the product of (i) the stated principal amount of $1,000.00 multiplied by (ii) the leverage factor of 2.0 multiplied by (iii) the underlying return and (b) the maximum upside payment at maturity. Under the hypothetical terms of the Trigger PLUS, an investor will realize the maximum upside payment at maturity at a final price of 123.00% of the initial price.

￭If the underlying return is 5.00%, investors will receive a return of 10.00%, or $1,100.00 per Trigger PLUS.

￭If the underlying return is 23.00%, investors will receive the maximum upside payment at maturity of $1,460.00 per Trigger PLUS, a return of 46.00%.

￭If the underlying return is 30.00%, investors will receive only the maximum upside payment at maturity of $1,460.00 per Trigger PLUS, a return of 46.00%.

￭Absolute Underlying Return Scenario. If the underlying return is zero or negative but the final price is equal to or greater than the trigger price, investors will receive the stated principal amount plus an unleveraged positive return equal to the absolute value of the underlying return.

￭If the underlying return is −5%, investors will receive a return of 5.00%, or $1,050.00 per security.

￭Downside Scenario. If the underlying return is negative and the final price is less than the trigger price, investors will receive an amount that is less than the $1,000.00 stated principal amount, if anything, resulting in a loss of their initial investment that is proportionate to the decline in the price of the underlying fund over the term of the Trigger PLUS.

￭If the underlying return is −40%, investors would lose 40% of the stated principal amount and receive only $600.00 per Trigger PLUS at maturity, or 60% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS and, accordingly, you could lose a significant portion and, in extreme situations, all of your initial investment.

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Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

Payment at Maturity

At maturity, investors will receive for each $1,000.00 stated principal amount of Trigger PLUS that they hold an amount in cash based upon the underlying return of the underlying fund on the valuation date, as determined as follows:

If the underlying return is positive:

  The lesser of (a) $1,000.00 + Leveraged Upside Payment and (b) Maximum Upside Payment at Maturity

In this scenario, in no event will the payment at maturity be greater than the maximum upside payment at maturity.

If the underlying return is zero or negative and the final price is equal to or greater than the trigger price:

$1,000.00 + ($1,000.00 × Absolute Underlying Return)

In this scenario, you will receive a 1% positive return on the securities for each 1% negative return on the underlying fund. In no event will your return in this scenario exceed $1,200.00.

If the underlying return is negative and the final price is less than the trigger price:

$1,000.00 + ($1,000.00 × Underlying Return)

Accordingly, if the final price is less than the trigger price, you will lose a percentage of your stated principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment.

February 2026	Page 9

Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Trigger PLUS.

Risks Relating to Return Characteristics

￭The Trigger PLUS do not pay interest or guarantee return of the stated principal amount and your investment in the Trigger PLUS may result in a loss. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the return of any of the stated principal amount at maturity. If the underlying return is negative and the final price is less than the trigger price, you will lose a percentage of your stated principal amount equal to the underlying return and, in extreme situations, you could lose all of your initial investment. There is no minimum payment at maturity on the Trigger PLUS and you could lose a significant portion and, in extreme situations, all of your initial investment.

￭Your potential return on any positive performance of the underlying fund is limited to the maximum upside gain. The return potential any positive performance of the underlying fund is limited to the maximum upside gain indicated on the cover hereof. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum upside gain and your return on the Trigger PLUS may be less than that of a hypothetical direct investment in the underlying fund or the underlying constituents.

￭The leverage factor applies only if you hold the Trigger PLUS to maturity. You should be willing to hold the Trigger PLUS to maturity. If you are able to sell the Trigger PLUS prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the leverage factor and the return you realize may be less than the leverage factor multiplied by the then-current underlying return even if such return is positive and does not exceed the maximum upside gain. You can receive the full benefit of the leverage factor, subject to the maximum upside gain, from UBS only if you hold the Trigger PLUS to maturity.

￭The potential positive return on the Trigger PLUS from any negative performance of the underlying fund is limited by the trigger price and the return on the Trigger PLUS may change significantly despite only a small difference in the degree of change of the final price relative to the initial price. If the final price is equal to or less than the initial price but equal to or greater than the trigger price, you will receive at maturity $1,000 plus a return equal to the absolute underlying return, which will reflect a 1% positive return for each 1% negative return on the underlying fund. You will not benefit from the leverage feature in this scenario. Additionally, due to the trigger price, your return from the absolute return feature is limited to 20.00% and the return on the Trigger PLUS may change significantly despite only a small difference in the degree of change of the final price relative to the initial price. While a final price that is equal to or greater than the trigger price will result in a positive return equal to the absolute underlying return, a further decline of the final price to less than the trigger price would instead result in a percentage loss on the Trigger PLUS that is equal to the underlying return. The return on the Trigger PLUS in these two scenarios is significantly different despite only a small relative difference in the underlying return.

■The contingent repayment of principal applies only at maturity. You should be willing to hold the Trigger PLUS to maturity. If you are able to sell the Trigger PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment (or at a price that reflects less than the absolute value of the then-current decline in the underlying fund) even if the then-current price of the underlying fund is equal to or greater than the trigger price.

￭Owning the Trigger PLUS is not the same as owning the underlying fund or the underlying constituents. The return on the Trigger PLUS may not reflect the return you would realize if you actually owned the underlying fund or the underlying constituents. For example, your return on the Trigger PLUS is limited to the maximum upside gain, while the potential return on a direct investment in the underlying fund would be unlimited. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions during the term of the Trigger PLUS, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on the Trigger PLUS. In addition, as an owner of the Trigger PLUS, you will not have voting rights or any other rights that a holder of the underlying fund or any underlying constituent would have.

￭The absolute return feature is not the same as taking a short position directly in any underlying constituents. The return on the Trigger PLUS will not reflect the return you would realize if you actually took a short position directly in the underlying constituents insofar as you will lose some or all of your initial investment if the final price is less than the trigger price. In addition, to maintain a short position in any underlying constituents, you would have to pay dividend payments (if any) to the entity that lends you the underlying constituent for your short sale, and you could receive certain interest payments (the short interest rebate) from the lender.

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Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

Risks Relating to Characteristics of the Underlying Fund

￭Market risk. The return on the Trigger PLUS, which may be negative, is linked to the performance of the underlying fund and indirectly linked to the value of the securities comprising the underlying fund (the “underlying constituents”) and their issuers (the “underlying constituent issuers”). The closing price of the underlying fund can rise or fall sharply due to factors specific to the underlying fund or its underlying constituents, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and prices, interest rates and economic and political conditions. You, as an investor in the Trigger PLUS, should make your own investigation into the investment adviser of the underlying fund (the “underlying fund issuer”) and the underlying fund. For additional information regarding the underlying fund and the underling fund issuer, please see “Information About the Underlying Fund” herein and the underlying fund issuer’s SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying fund issuer with the SEC.

￭There can be no assurance that the investment view implicit in the Trigger PLUS will be successful. It is impossible to predict whether and the extent to which the price of the underlying fund will rise or fall and there can be no assurance that the final price will be equal to or greater than the trigger price. The price of the underlying fund will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying fund in general and each underlying constituent in particular, and the risk of losing a significant portion and, in extreme situations, all of your initial investment.

￭There is no affiliation between the investment adviser or any underlying constituent issuer and UBS, and UBS is not responsible for any disclosure by such issuers. We are not affiliated with the investment adviser or any underlying constituent issuer. We and our affiliates may currently, or from time to time in the future engage in business with the investment adviser or any underlying constituent issuer. However, we are not affiliated with the investment adviser or any underlying constituent issuer and are not responsible for such issuers' public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Trigger PLUS, should conduct your own investigation into the underlying assets, underlying constituents, the investment adviser or any underlying constituent issuer. Neither the investment adviser nor any underlying constituent issuer are involved in the Trigger PLUS offered hereby in any way and have no obligation of any sort with respect to your Trigger PLUS. Neither the investment adviser nor any underlying constituent issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of, and return on, your Trigger PLUS.

￭The value of an underlying asset may not completely track the value of its underlying constituents. Although the trading characteristics and valuations of an ETF will usually mirror the characteristics and valuations of its underlying constituents, the level of an ETF may not completely track the value of its underlying constituents. The level of each underlying asset will reflect transaction costs and fees that the underlying constituents in which an ETF invests do not have. In addition, although an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for an ETF or that there will be liquidity in the trading market.

￭Fluctuation of NAV. The net asset value (the “NAV”) of an ETF may fluctuate with changes in the market value of its underlying constituents. The market prices of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of an ETF may differ from its NAV per share; an ETF may trade at, above or below its NAV per share, meaning the level of each underlying asset may not reflect its NAV.

￭Failure of the underlying fund to track the level of its target index. While the underlying fund is designed and intended to track the level of a specific index as specified herein (its “target index”), various factors, including fees and other transaction costs, will prevent an ETF from correlating exactly with changes in the level of its target index. Additionally, although the performance of an ETF seeks to replicate the performance of its target index, an ETF may not invest in all the securities, futures contracts or commodities comprising its target index but rather may invest in a representative sample of the assets comprising its target index. ETFs, including the underlying fund, are therefore subject to the risk that the investment strategy selected by its investment advisor does not successfully track the level of its target index, as discussed further herein. Accordingly, the performance of the underlying fund will not be equal to the performance of its target index during the term of the Trigger PLUS.

￭The underlying fund utilizes a passive indexing investment approach. The underlying fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the underlying fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of its target index by investing in a portfolio of stocks that generally replicate or provide a representative sample of such target index. Therefore, unless a specific underlying constituent is removed from its target index, the underlying fund generally would not sell a security because the issuer of such underlying constituent (its “underlying constituent issuer”) was in financial trouble. In addition, the underlying fund is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

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Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

￭The Trigger PLUS are subject to currency exchange rate risk. The Trigger PLUS are subject to currency exchange rate risk because the underlying fund may invest in securities that are traded and quoted in non-U.S. currencies on non-U.S. markets. Therefore, holders of the Trigger PLUS may be exposed to currency exchange rate risk with respect to the currencies in which such securities trade. The values of the currencies of the countries in which the underlying fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the U.S., non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. An investor’s net exposure will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each non-U.S. underlying constituent. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the underlying constituents will be adversely affected and the market value of, and return on, the Trigger PLUS may decrease.

￭The Trigger PLUS are subject to risks associated with non-U.S. securities. The underlying fund is subject to risks associated with non-U.S. securities. Market developments may affect non-U.S. markets differently from U.S. securities markets and direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. Securities issued by non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the applicable underlying constituent(s) include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Non-U.S. securities may also be subject to regulatory risks, including sanctions. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by a sponsor of a target index of an ETF or underlying asset issuer of an ETF in response to any such developments could adversely affect the performance of its target index and, as a result, the market value of, and return on the Trigger PLUS. Additionally, following certain events, if the calculation agent determines that a change in law has occurred with respect to the underlying fund or the sponsor of its target index or investment adviser modifies or reconstitutes a target index or the underlying fund in response to what otherwise would have been a change in law, then the calculation agent may take the actions described in the accompanying product supplement under “General Terms of the Securities — Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity”.

￭The Trigger PLUS are subject to emerging markets risk. The underlying fund is subject to risks associated with emerging market companies and emerging market securities that are traded on various emerging market exchanges. Investments in securities linked directly or indirectly to emerging market equity securities involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the underlying fund is susceptible.

￭The underlying fund does not measure the performance of gold bullion. The underlying fund measures the performance of shares of gold and silver mining companies and not gold bullion, and may under- or over-perform gold bullion over the short- or long-term.

￭The Trigger PLUS are subject to risks associated with investments in the gold and silver mining industry. The Trigger PLUS are subject to risks associated with investments in the gold and silver mining industry because the target index of the underlying fund is comprised of the stocks of companies primarily engaged in the mining of gold or silver. The underlying fund may be subject to increased price volatility as it is linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. Because the underlying fund primarily invests in stocks and American depositary receipts of companies that are involved in the gold mining industry, and to a lesser extent the silver mining industry, its shares, and the value of securities linked to its shares, are subject to certain

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Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

risks associated with such companies. Gold mining companies are highly dependent on the price of gold and subject to competition pressures that may have a significant effect on their financial condition. Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market. Similarly, silver mining companies are highly dependent on the price of silver. Silver prices can fluctuate widely and may be affected by numerous factors. These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries.

￭The underlying fund has announced a change to its target index. Prior to market close on September 19, 2025, the underlying fund’s target index was the NYSE® Arca Gold Miners Index®. After market close on September 19, 2025, the underlying fund’s target index changed to the MarketVector™ Global Gold Miners Index. The MarketVector™ Global Gold Miners Index differs from the NYSE® Arca Gold Miners Index®, including in the use of different market capitalization criteria for inclusion in the index and different weighting schemes. Accordingly, the composition of the underlying fund changed as a result of this transition. In connection with this change, the underlying fund may have experienced, and may continue to experience, additional portfolio turnover, and the underlying fund may have experienced, and may continue to experience, higher tracking error than had been typical for the underlying fund. This change could have adversely affected, and may continue to adversely affect, the performance of the underlying fund and, in turn, your return on the Trigger PLUS. In addition, when evaluating the historical performance of the underlying fund included below, you should bear in mind that the historical performance of the underlying fund might have been meaningfully different had the underlying fund tracked the MarketVector™ Global Gold Miners Index prior to September 19, 2025.

Estimated Value Considerations

￭The issue price you pay for the Trigger PLUS exceeds their estimated initial value. The issue price you pay for the Trigger PLUS exceeds their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the pricing date, we have determined the estimated initial value of the Trigger PLUS by reference to our internal pricing models and the estimated initial value of the Trigger PLUS is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Trigger PLUS incorporate certain variables, including the price of the underlying fund, volatility of the underlying fund and underlying constituents, any dividends paid on the underlying constituents, prevailing interest rates, the term of the Trigger PLUS and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Trigger PLUS to you. Due to these factors, the estimated initial value of the Trigger PLUS as of the pricing date is less than the issue price you pay for the Trigger PLUS.

￭The estimated initial value is a theoretical price and the actual price that you may be able to sell your Trigger PLUS in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your Trigger PLUS at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlying Fund —Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the Trigger PLUS in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Trigger PLUS determined by reference to our internal pricing models. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

￭Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Trigger PLUS as of the pricing date. We may determine the economic terms of the Trigger PLUS, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Trigger PLUS cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the Trigger PLUS as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Trigger PLUS.

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Risks Relating to Liquidity and Secondary Market Price Considerations

￭There may be little or no secondary market for the Trigger PLUS. The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the Trigger PLUS and may stop making a market at any time. If you are able to sell your Trigger PLUS prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Trigger PLUS will develop. The estimated initial value of the Trigger PLUS does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in any secondary market at any time.

￭The price at which UBS Securities LLC and its affiliates may offer to buy the Trigger PLUS in the secondary market (if any) may be greater than UBS’ valuation of the Trigger PLUS at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the Trigger PLUS, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the Trigger PLUS at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Trigger PLUS following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance and other costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental plan of distribution (conflicts of interest); secondary markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Trigger PLUS, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Trigger PLUS. As described above, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

￭Price of the Trigger PLUS prior to maturity. The market price of the Trigger PLUS will be influenced by many unpredictable and interrelated factors, including the price of the underlying fund; the volatility of the underlying fund and underlying constituents; any dividends paid on the underlying constituents; the time remaining to the maturity of the Trigger PLUS; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the Trigger PLUS.

￭Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “—Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Trigger PLUS in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

￭Potential conflict of interest. UBS and its affiliates may engage in business with the underlying constituent issuers or trading activities related to the underlying fund or any underlying constituents, which may present a conflict between the interests of UBS and you, as a holder of the Trigger PLUS. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine the payment at maturity, if any, based on the observed closing price of the underlying fund. The calculation agent can postpone the determination of the initial price or final price (and therefore the original issue date or maturity date, as applicable) if a market disruption event occurs and is continuing on the pricing date or valuation date, respectively. As UBS determines the economic terms of the Trigger PLUS, including the maximum upside gain and leverage factor and trigger price, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the Trigger PLUS represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the Trigger PLUS, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the Trigger PLUS. If the dealer or any of its affiliates conduct hedging

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Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

activities for us or our affiliate in connection with the Trigger PLUS and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the Trigger PLUS to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the Trigger PLUS to you.

￭Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amounts payable on, the Trigger PLUS. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Trigger PLUS on or prior to the pricing date and prior to maturity could adversely affect the value of, and any amounts payable on, the Trigger PLUS. These hedging or trading activities on or prior to the pricing date could potentially affect the initial price of the underlying fund. Additionally, these hedging or trading activities during the term of the Trigger PLUS could potentially affect the final price of the underlying fund on the valuation date and, accordingly, any amounts payable on the Trigger PLUS. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Trigger PLUS declines.

￭Potentially inconsistent research, opinions or recommendations by UBS. UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Trigger PLUS, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Trigger PLUS. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Trigger PLUS and the underlying fund.

￭Potential UBS impact on price. Trading or hedging transactions by UBS and/or its affiliates in any underlying constituent, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying fund or underlying constituents may adversely affect the price of the underlying fund, the performance and, therefore, the market value of, and any amount payable on, the Trigger PLUS.

￭Following certain events, the calculation agent can make adjustments to the underlying fund and the terms of the Trigger PLUS that may adversely affect the market value of, and return on, the securities. Following certain events affecting the underlying fund, the calculation agent may make adjustments to its initial price, trigger price and/or final price, as applicable, and any other term of the Trigger PLUS and, in some instances, may replace the underlying fund. However, the calculation agent will not make an adjustment in response to every event that could affect the underlying fund. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Trigger PLUS may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein that it believes are appropriate to offset to the extent practical any change in your economic position as a holder of the Trigger PLUS resulting solely from any such event to achieve an equitable result. Following certain events relating to the underlying fund, such as its discontinuance, a delisting or suspension of trading, or a material modification, the return on the Trigger PLUS may be based on a share of another ETF, on a basket of securities, futures contracts, commodities and/or other assets that the calculation agent determines is comparable to the affected ETF’s underlying constituents or on an alternative calculation of such ETF. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and return on, the Trigger PLUS. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

￭

Risks Relating to General Credit Characteristics

￭Credit risk of UBS. The Trigger PLUS are unsubordinated, unsecured debt obligations of UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Trigger PLUS, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Trigger PLUS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Trigger PLUS, you could lose all of your initial investment.

￭The Trigger PLUS are not bank deposits. An investment in the Trigger PLUS carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Trigger PLUS have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

￭If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Trigger PLUS and/or the ability of UBS to make payments

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Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

thereunder. The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Trigger PLUS) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Trigger PLUS, into equity (a “debt-to-equity swap”), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Trigger PLUS. Prior to any debt-to-equity swap or write-off with respect to any Trigger PLUS, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Trigger PLUS; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Trigger PLUS will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Trigger PLUS. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Trigger PLUS, the price or value of their investment in the Trigger PLUS and/or the ability of UBS to satisfy its obligations under the Trigger PLUS and could lead to holders losing some or all of their investment in the Trigger PLUS.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Trigger PLUS may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Trigger PLUS and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Trigger PLUS or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

￭Uncertain tax treatment. Significant aspects of the tax treatment of the Trigger PLUS are uncertain. You should read carefully the section entitled “Tax Considerations” herein and the section entitled “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and consult your tax advisor about your tax situation.

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Information About the Underlying Fund

All disclosures contained in this document regarding the underlying fund are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying fund. You should make your own investigation into the underlying fund.

The underlying fund is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the investment adviser with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the investment adviser under the Exchange Act can be located by reference to its SEC file number provided above.

VanEck® Gold Miners ETF

We have derived all information contained herein regarding the VanEck® Gold Miners ETF (the “GDX Fund”) and the target index, as defined below, from publicly available information. Such information reflects the policies of, and is subject to changes by, the GDX Fund’s investment adviser, Van Eck Associates Corporation (“Van Eck” or the “investment adviser”) and the index sponsor of the target index, as defined below.

The GDX Fund is one of the separate investment portfolios that constitute the VanEck® ETF Trust (“VanEck Trust”). The GDX Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MarketVector™ Global Gold Miners Index (the “target index”). The target index is a modified capitalization weighted, float-adjusted index comprised of publicly traded companies primarily involved in the gold and silver mining industry. The weight of companies with less than 50% exposure to gold-related activities will not exceed 20% of the target index at rebalance. The target index is calculated, maintained and published by, MarketVector Indexes GmbH (the “index sponsor”). The index sponsor is under no obligation to continue to publish, and may discontinue or suspend the publication of, the target index at any time. Prior to the close of trading on September 19, 2025, the GDX Fund tracked the NYSE® Arca Gold Miners Index®.

Select information regarding the GDX Fund’s expense ratio and its top constituents, country, industry and/or sector weightings may be made available on the GDX Fund’s website. Expenses of the GDX Fund reduce the net asset value of the assets held by the GDX Fund and, therefore, reduce the value of the shares of the GDX Fund.

The GDX Fund, using a “passive” or indexing investment approach, attempts to approximate the investment performance of the target index by investing in a portfolio of securities that generally replicates the target index. The GDX Fund normally invests at least 80% of its total assets in securities that comprise the target index and normally invests at least 80% of its total assets in common stocks and depositary receipts of companies involved in the gold mining industry. The GDX Fund may concentrate its investments in a particular industry or group of industries to the extent that the target index concentrates in an industry or group of industries. The GDX Fund may or may not hold all of the securities that are included in the target index.

Shares of the GDX Fund are listed on the NYSE Arca under the ticker symbol “GDX”.

Information from outside sources including, but not limited to the prospectus related to the GDX Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the GDX Fund or the target index.

Information filed by VanEck Trust with the SEC, including the prospectus for the GDX Fund, can be found by reference to its SEC file numbers: 333-123257 and 811-10325 or its CIK Code: 0001137360.

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Historical Information

The closing price of the underlying fund on February 13, 2026 was $103.94. The graph below sets forth the daily closing prices of the underlying fund for the period from January 1, 2016 through February 13, 2026. The dotted line represents the trigger price of $83.15, which is equal to 80% of the initial price. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying fund should not be taken as an indication of its future performance, and no assurance can be given as to the closing price of the underlying fund at any time, including the valuation date.

The Shares of the VanEck® Gold Miners ETF – Daily Closing Prices January 1, 2016 to February 13, 2026

120
100
80
60
40
20
0
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023
Jan-2024
Jan-2025
Jan-2026

We and/or our affiliates may presently or from time to time engage in business with the investment adviser. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the underlying fund, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying fund. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. You should undertake an independent investigation of the underlying fund as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying fund.

The securities are not sponsored, endorsed, sold, or promoted by the sponsor. The sponsor makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. The sponsor has no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

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Additional Information About the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions
Listing:	The Trigger PLUS will not be listed or displayed on any securities exchange or any electronic communication network.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The U.S. federal income tax consequences of your investment in the Trigger PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Trigger PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Trigger PLUS, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Trigger PLUS, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Trigger PLUS as prepaid derivative contracts with respect to the underlying fund. If your Trigger PLUS are so treated, you should generally recognize capital gain or loss upon the taxable disposition of your Trigger PLUS in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Trigger PLUS. Subject to the “constructive ownership” rules of Section 1260 of the Code, discussed below, such gain or loss should generally be long-term capital gain or loss if you have held your Trigger PLUS for more than one year (otherwise such gain or loss should be short-term capital gain or loss). The deductibility of capital losses is subject to limitations.

Section 1260. Because the Trigger PLUS is linked to the shares of an ETF, there is a risk that an investment in the Trigger PLUS could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the Trigger PLUS is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement) in respect of its investment would be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain”(as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the Trigger PLUS (assuming such income accrued such that the amount in each successive year is equal to the income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of taxable disposition of the Trigger PLUS).

It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the Trigger PLUS would be recharacterized as ordinary income and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the Trigger PLUS. Under Section 1260 of the Code, the net underlying long-term capital gain is generally the net long-term capital gain a taxpayer would have recognized by investing in the underlying “passthru entity” at the inception of the constructive ownership transaction and selling on the date the constructive ownership transaction is closed out (i.e. at maturity or earlier disposition). It is possible that because the U.S. holder does not share in distributions made on the underlying asset, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the underlying asset directly and that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain you may recognize with respect to the Tri. However, it is also possible that all or a portion of your gain with respect to the Trigger PLUS could be treated as “Excess Gain” because an

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underlying asset is an ETF, the “net underlying long-term capital gain” could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the Trigger PLUS the holder had invested, pro rata, the principal amount of the Trigger PLUS in shares of such underlying asset and sold those shares for their fair market value on the date the Trigger PLUS are sold, exchanged or retired. In addition, all or a portion of your gain recognized with respect to the Trigger PLUS could be “Excess Gain” if you purchase the Trigger PLUS for an amount that is less than the principal amount of the Trigger PLUS or if the return on the Trigger PLUS is adjusted to take into account any extraordinary dividends that are paid on the shares of such underlying asset. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Accordingly, it is possible that all or a portion of any gain on the taxable disposition of the Trigger PLUS after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. Because the application of the constructive ownership rules to the Trigger PLUS is unclear, you are urged to consult your tax advisor regarding the potential application of the “constructive ownership” rules to an investment in the Trigger PLUS.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Trigger PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Trigger PLUS, it is possible that your Trigger PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the Trigger PLUS could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate. There may be also a risk that the IRS could assert that the Trigger PLUS should not give rise to long-term capital gain or loss because the Trigger PLUS offer, at least in part, short exposure to the underlying fund.

Except to the extent otherwise required by law, UBS intends to treat your Trigger PLUS for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Trigger PLUS. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Trigger PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Trigger PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code, discussed above, should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Trigger PLUS, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Trigger PLUS.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Trigger PLUS or to generally applicable information reporting and backup withholding requirements

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with respect to payments on your Trigger PLUS if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code, and Section 871(m) of the Code, discussed herein, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any issuer of the underlying fund would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Trigger PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Trigger PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a security upon a taxable disposition of the Trigger PLUS to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an issuer of the underlying fund as a USRPHC and/or the Trigger PLUS as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Trigger PLUS are not “delta-one” with respect to the underlying fund, our special U.S. tax counsel is of the opinion that the Trigger PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made on the date the terms of the Trigger PLUS are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Trigger PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying fund or your Trigger PLUS, and following such occurrence your Trigger PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Trigger PLUS under these rules if you enter, or have entered, into certain other transactions in respect of the underlying fund or the Trigger PLUS. If you enter, or have entered, into other transactions in respect of the underlying fund or the Trigger PLUS, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Trigger PLUS in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Trigger PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Trigger PLUS.

Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. As the treatment of the Trigger PLUS is unclear, it is possible that any contingent coupon payment with respect to the Trigger PLUS could be subject to the

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FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the Trigger PLUS as being subject to the FATCA rules. If withholding applies to the Trigger PLUS, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the Trigger PLUS.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the Trigger PLUS purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there will be no interest payments over the term of such securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Trigger PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Trigger PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Trigger PLUS.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Trigger PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the Trigger PLUS for the purposes we describe in the accompanying prospectus under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Trigger PLUS as described below.

In connection with the sale of the Trigger PLUS, we and/or our affiliates may enter into hedging transactions involving the execution of swaps, futures and/or option transactions on the underlying fund or underlying constituents, or purchases and sales of Trigger PLUS, in each case before, on and/or after the pricing date of the Trigger PLUS. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.

We and/or our affiliates may acquire a long or short position in securities similar to the Trigger PLUS from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the Trigger PLUS from time to time and payment on the Trigger PLUS at maturity. See “Risk Factors” herein for a discussion of these adverse effects.

Supplemental plan of distribution (conflicts of interest); secondary markets (if any):

Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the Trigger PLUS specified on the front cover of this document at the price to public less a fee of $25.00 per $1,000.00 stated principal amount of Trigger PLUS. UBS Securities LLC has agreed to resell all of the Trigger PLUS to Morgan Stanley Wealth Management with an underwriting discount of $25.00 reflecting a fixed sales commission of $20.00 and a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Trigger PLUS that Morgan Stanley Wealth Management sells. UBS or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management and an affiliate of UBS Securities LLC each has an ownership interest, for providing certain electronic platform services with respect to this offering.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any Trigger PLUS after their initial sale. In connection with this offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Trigger PLUS, thus creating an additional conflict of interest within the meaning of FINRA

Rule 5121. UBS Securities LLC is not permitted to sell the Trigger PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Trigger PLUS in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Trigger PLUS at any

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Dual Directional Trigger PLUSSM due September 3, 2027 $3,390,000 Based on the Performance of the shares of the VanEck® Gold Miners ETF Principal at Risk Securities

time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Trigger PLUS immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the Trigger PLUS as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Trigger PLUS and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Trigger PLUS, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition on sales to EEA retail investors:

The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition on sales to UK retail investors:

The Trigger PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is neither: (i) a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) nor (ii) qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Trigger PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Trigger PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Trigger PLUS:

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the Trigger PLUS offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Trigger PLUS will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated January 29, 2026 filed on that date with the Securities and Exchange Commission as an exhibit to a Current Report on Form 6-K and incorporated by reference into the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Trigger PLUS, authentication of the Trigger PLUS and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated December 6, 2024 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.

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